Exhibit 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Todd D. Brice, has authorized and designated each of Melanie A. Lazzari, Kendra J. Milner or Timothy P. McKee to execute and file on the undersigned’s behalf all Forms 144, 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of S&T Bancorp, Inc. The authority of Melanie A. Lazzari, Kendra J. Milner or Timothy P. McKee under this Statement shall continue until the undersigned is no longer required to file Forms 144, 3, 4 and 5 with regard to his/her ownership of or transactions in securities of S&T Bancorp, Inc., unless earlier revoked in writing. The undersigned acknowledges that Melanie A. Lazzari, Kendra J. Milner or Timothy P. McKee are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

/s/ Todd D. Brice

Date:	February 4, 2013

COMMONWEALTH OF PENNSYLVANIA	)
	)	SS:
COUNTY OF INDIANA	)

Before me, the undersigned notary public, this day, personally appeared Todd D. Brice, to me known, signed the above Confirming Statement.

Subscribed and sworn to before me this 4th day of February, 2013.

/s/ Julie I. Zolocsik
Julie I. Zolocsik
Notary Public

COMMONWEALTH OF PENNSYLVANIA
Notarial Seal
Julie I. Zolocsik, Notary Public
Indiana Boro, Indiana County
My Commission Expires March 25, 2014
Member, Pennsylvania Association of Notaries